Exhibit 2.1

ASSET PURCHASE AGREEMENT

By and between:

SIGNAL TECHNOLOGY CORPORATION,
a Delaware corporation,

and

ENDWAVE CORPORATION,
a Delaware corporation

Dated as of September 24, 2002

i.

(CONTINUED)

ii.

(CONTINUED)

iii.

(CONTINUED)

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Bill of Sale and Assumption Agreement
Exhibit C	Hired Employees
Exhibit D	Form of Services and Supply Agreement
Exhibit E	Form of Opinion Letter from Counsel to the Seller
Exhibit F	Excluded Assets

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 24, 2002, by and between SIGNAL TECHNOLOGY CORPORATION, a Delaware corporation (the “Seller”), and ENDWAVE CORPORATION, a Delaware corporation (the “Purchaser”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.        The Seller owns all of the assets used in that certain business unit owned by the Seller known as the Signal Fixed Wireless Group (the “Business”).

B.        The Seller wishes to sell to the Purchaser, and the Purchaser wishes to acquire from the Seller, certain of the assets of the Business on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1.	CLOSING; SALE OF ASSETS; ASSUMED LIABILITIES; EXCLUDED ASSETS; RELATED TRANSACTIONS.

1.1     Sale and Transfer of Acquired Assets.    At the Closing, the Seller shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser good and marketable title to the Acquired Assets, free and clear of any and all Encumbrances, on the terms and subject to the conditions set forth in this Agreement.

1.2     Purchase Price.    At the Closing, as consideration for the sale, transfer, conveyance and delivery of good and marketable title to the Acquired Assets, free and clear of any and all Encumbrances, to the Purchaser, the Purchaser shall pay to the Seller, in cash, a total of $3,400,000 (the “Purchase Price”).

1.3     Assumed Liabilities.    The Purchaser, in addition to the consideration to be paid pursuant to Section 1.2, shall assume at the Closing and shall subsequently pay, honor and discharge when due and payable in accordance with and on the terms and subject to the conditions of the relevant governing agreements, commitments and instruments, the following liabilities (collectively, the “Assumed Liabilities”):

(a)    the obligations of the Seller to perform under the Acquired Contracts after the Closing;

(b)    the liabilities set forth on Part 1.3(b) of the Disclosure Schedule; and

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(c)    all other liabilities and obligations arising out of or resulting from the conduct of the Business (other than the collection by Seller of accounts receivable not constituting Acquired Assets) subsequent to the Closing Date.

By way of clarification, except as specifically set forth on Part 1.3(b) of the Disclosure Schedule and as provided in Section 2.18 of this Agreement, Seller shall be responsible for all liabilities and obligations under any Acquired Contract arising on or prior to the later of (i) the Closing Date and (ii) the effective assignment of such Acquired Contract to the Purchaser.

1.4     Closing.    The closing of the sale of the Acquired Assets to the Purchaser (the “Closing”) shall take place at the offices of Fish & Richardson P.C. in Boston, Massachusetts, at 1:00 p.m. (Massachusetts time) on such date as all conditions to closing set forth in Sections 6 and 7 have been satisfied or on such other date as may have been agreed in writing by the Seller and the Purchaser. For purposes of this Agreement, “Closing Date” shall mean the time and date at and on which the Closing actually takes place.

1.5      Actions to Occur at Closing.    At the Closing, the parties shall cause each of the following to occur:

(a)    Payment of Purchase Price.    The Purchaser shall pay to the Seller the purchase price as set forth in Section 1.2.

(b)    Bill of Sale and Assumption Agreement.    The Seller and the Purchaser shall execute and deliver the Bill of Sale and Assumption Agreement in the form attached as Exhibit B.

1.6     Sales Taxes.    The Seller shall bear and pay, and shall reimburse the Purchaser for, any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees and expenses, other than sales taxes, use taxes or transfer taxes payable to the State of California, that may become payable in connection with the sale of the Acquired Assets to the Purchaser or in connection with any of the other Transactions.

1.7     Allocation.    On or promptly following the Closing Date, the Purchaser and the Seller shall mutually agree upon a statement setting forth the good faith determination of the manner in which the consideration referred to in Section 1.2 is to be allocated among the Acquired Assets. The allocation prescribed by such statement shall be conclusive and binding upon the parties for all purposes, and neither party shall file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation.

2.	REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller hereby represents and warrants, to and for the benefit of the Purchaser Indemnitees, as follows:

2.1     Organization and Standing.    The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate

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power and authority to carry on the Business and the other business in which it is engaged and to own and use the properties owned and used by it, including the Acquired Assets. The Seller is duly qualified to transact business in each jurisdiction in which the conduct of the Business requires it to be so qualified, except where the failure to be in good standing or to be duly qualified to transact business, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller.

2.2     Authority; Binding Nature Of Agreements.    The Seller has the absolute and unrestricted right, power and authority to enter into and perform its obligations under each of the Transactional Agreements to which it is a party, and the execution and delivery thereof by the Seller have been duly authorized by all necessary corporate action on the part of the Seller. No approval of the stockholders of the Seller is required for the execution of and performance by the Seller of any of the Transactional Agreements. Each Transactional Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors’ rights generally.

2.3     Non-Contravention; Consents.    Except as set forth in Part 2.3 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of (i) any of the provisions of the Seller’s certificate of incorporation or bylaws, or (ii) any resolution adopted by the Seller’s stockholders, the Seller’s board of directors or any committee of the Seller’s board of directors;

(b)    contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller, or any of the Acquired Assets, is subject;

(c)    cause the Purchaser or any affiliate of the Purchaser to become subject to, or to become liable for the payment of, any Tax, other than sales taxes, use taxes or transfer taxes payable to the State of California;

(d)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that relates to the Business or to any of the Acquired Assets;

(e)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Contract or any material Contract to which the Seller is a party or by which its assets are bound;

(f)    give any Person the right to (i) declare a default or exercise any remedy under any Acquired Contract or any material Contract to which the Seller is a party or by which its assets

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are bound, (ii) accelerate the maturity or performance of any Acquired Contract or any material Contract to which the Seller is a party or by which its assets are bound, or (iii) cancel, terminate or modify any Acquired Contract or any material Contract to which the Seller is a party or by which its assets are bound; or

(g)    result in the imposition or creation of any Encumbrance upon or with respect to any Acquired Asset.

Except as set forth in Part 2.3 of the Disclosure Schedule, the Seller was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

2.4     Financial Statements.    The Seller has delivered to the Purchaser the following unaudited financial statements: (a) the balance sheet for the Business as of December 31, 2001, and the related statements of income, retained earnings and cash flows for the year then ended; and (b) the balance sheet of the Business as of August 23, 2002, and the related statements of income, retained earnings and cash flows for the eight months then ended. All such financial statements are accurate and complete in all respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered and present fairly the financial position of the Business as of the respective dates thereof and the results of operations and cash flows of the Business for the periods covered thereby, including the assets, liabilities, revenues, cost of sales and operating and non-operating expenses of the Business.

2.5     Absence Of Changes.    Except as set forth in Part 2.5 of the Disclosure Schedule, since August 23, 2002:

(a)    No Material Adverse Effect on the Seller has occurred, and no event has occurred and no condition or circumstance has existed that could reasonably be expected to give rise to any Material Adverse Effect on the Seller;

(b)    there has not been any loss, damage or destruction to, or any interruption in the use of, any Acquired Assets (whether or not covered by insurance);

(c)    the Seller has not sold or otherwise transferred, and has not leased or licensed, any of the Acquired Assets to any other Person except for products sold in the Ordinary Course of Business;

(d)    the Seller has not established any extraordinary reserve with respect to any of the Acquired Assets;

(e)    the Seller has not pledged or hypothecated any of the Acquired Assets or otherwise permitted any of the Acquired Assets or to become subject to any Encumbrance;

(f)    the Seller has not, on behalf of or with respect to Acquired Assets or with respect to any customer of the Business, released or waived any material right or claim;

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(g)    the Seller has not changed any of its methods of accounting or accounting practices for the Business in any respect;

(h)    the Seller has not entered into any transaction or taken any other action outside the Ordinary Course of Business on behalf of or with respect to the Business other than entering into this Agreement;

(i)    the Seller has not agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to in clauses “(c)” through “(h)” above other than entering into this Agreement.

2.6     Title to Assets.    The Seller owns, and has good and marketable title to, all of the Acquired Assets, and all of the Acquired Assets are owned by the Seller free and clear of any Encumbrances. Part 2.6(a) of the Disclosure Schedule lists all tangible Acquired Assets, Part 2.6(b) of the Disclosure Schedule lists all Acquired Contracts and Part 2.6(c) of the Disclosure Schedule lists all other Acquired Assets other than Intellectual Property Assets. The Acquired Assets will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets: (i) necessary to conduct the Business as the Business has been conducted by the Seller prior to the Closing Date; (ii) currently used in the Business, whether or not necessary to conduct the Business; and (iii) constituting products developed by the Seller for future sale in the Business or proprietary rights and processes and intellectual property developed by the Seller for use in future products of the Business. The Seller does not own any real property or any interest in real property necessary to conduct the Business as the Business has been conducted by the Seller prior to the Closing Date or currently used in the Business, except for the leaseholds created under the real property leases identified in Part 2.6(d) of the Disclosure Schedule. Part 2.6(d) of the Disclosure Schedule provides an accurate and complete description of the premises covered by said leases and the facilities located on such premises. The Seller enjoys peaceful and undisturbed possession of such premises.

2.7     Intellectual Property Assets.    Part 2.7 of the Disclosure Schedule contains a description of each Intellectual Property Asset. All Intellectual Property Assets that constitute products developed by the Seller for future sale in the Business or proprietary rights or processes or intellectual property developed by the Seller for use in future products of the Business are designated as such in Part 2.7 of the Disclosure Schedule. The Seller is the owner of all right, title and interest in and to all Intellectual Property Assets, and, except as set forth in Part 2.7 of the Disclosure Schedule, all Intellectual Property Assets are free and clear of all Encumbrances. To the Knowledge of the Seller, no claims of infringement of the intellectual property rights of any third parties exist based upon the use by the Seller of the Intellectual Property Assets that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller and, to the Knowledge of the Seller, no other Person is infringing upon or making unlawful use of any Intellectual Property Assets.

2.8     Inventory.

(a)    Part 2.8(a) of the Disclosure Schedule provides an accurate and complete breakdown as of August 23, 2002 of all inventory of the Business, all of which constitute Acquired Assets to the extent not sold in the Ordinary Course of Business prior to the Closing.

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(b)    Except to the extent reserved against in the balance sheet delivered to Purchaser pursuant to Section 2.4 and except for ordinary yield level percentages for electronic components, to the Seller’s Knowledge, none of the inventory included in the Acquired Assets is (i) of such quality as to be unusable and unsaleable in the Ordinary Course of Business, or (ii) has any defect or deficiency.

(c)    The inventory balances reflected in the financial statements provided pursuant to Section 2.4 accurately and completely reflect the value of the inventory as the date of such financial statements in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered.

2.9     Equipment, Etc.    Each asset identified in Part 2.6(a) of the Disclosure Schedule:

(a)    is structurally sound, free of material defects and deficiencies and in good condition and repair (ordinary wear and tear excepted);

(b)    materially complies in all respects with, and is being operated and otherwise used in full compliance with, all applicable Legal Requirements; and

(c)    is adequate and appropriate for the uses to which it is being put.

2.10     Customers.

(a)    Part 2.10(a) of the Disclosure Schedule identifies, and provides an accurate and complete breakdown of the revenues attributable to, each customer for each of the Business for the year ended December 31, 2001 and the eight months ended August 23, 2002. The Seller has not received, since the last contact of each customer by the Purchaser and the Seller in their mutual “diligence meetings” with such customers, any notice or other communication (in writing or otherwise), or otherwise received any other information, indicating that any customer Contract may cease to be enforceable and binding, or that such party thereto may cease dealing with the Seller or may otherwise reduce the volume of business transacted by such Person pursuant to such customer agreement or contract below historical levels.

(b)    Part 2.10(b) of the Disclosure Schedule provides an accurate and complete breakdown as of August 23, 2002 of any customer deposits or other deposits held by the Seller in connection with the Business.

2.11     Contracts.

(a)    Part 2.6(b) of the Disclosure Schedule identifies each Contract included in the Acquired Assets (“Acquired Contracts”). The Seller has delivered to the Purchaser accurate and complete copies of all Acquired Contracts, including all amendments thereto. Each Acquired Contract is valid and in full force and effect.

(b)    The Seller has not violated or Breached any Acquired Contract, and to the Knowledge of the Seller no other Person has violated or Breached, or declared or committed any default under, any Acquired Contract.

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(c)    Except as set forth in Part 2.6(c) of the Disclosure Schedule, no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (1) result in a violation or Breach by the Seller of any of the provisions of any Acquired Contract, (2) to the knowledge of the Seller, result in a violation or Breach by any other party of any of the provisions of any Acquired Contract, (3) give any Person the right to declare a default or exercise any remedy under any Acquired Contract, (4) give any Person the right to accelerate the maturity or performance of any Acquired Contract, or (5) give any Person the right to cancel, terminate or modify any Acquired Contract.

(d)    The Seller has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged or potential violation or Breach of, or default under, any Acquired Contract.

(e)    The Seller has not waived any right under any Acquired Contract, that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Seller.

2.12     Liabilities.    There are no Liabilities (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles) relating to the Business or the Acquired Assets except for: (a) Liabilities set forth on the balance sheets contained in the Financial Statements and (b) Liabilities incurred by the Seller in connection with the Business in the Ordinary Course of Business since August 23, 2002. All Liabilities incurred by the Seller in connection with the Business not in the Ordinary Course of Business between August 23, 2002 and the date of this Agreement are listed on Part 2.12 of the Disclosure Schedule.

2.13     Compliance With Legal Requirements.    The Seller is and has at all times been, in material compliance with each Legal Requirement that is applicable to the conduct of the Business or the ownership or use of any of the Acquired Assets. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Seller of, or a failure on the part of the Seller to comply with, any Legal Requirement relating to the Acquired Assets or the Business. The Seller has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement relating to the Business or the Acquired Assets.

2.14     Governmental Authorizations.

(a)    Part 2.14(a) of the Disclosure Schedule identifies each Governmental Authorization included in the Acquired Assets. The Seller has caused to be delivered to the Purchaser accurate and complete copies of all such Governmental Authorizations, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 2.14(a) of the Disclosure Schedule is valid and in full force and effect.

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(b)    The Governmental Authorizations identified in Part 2.14(a) of the Disclosure Schedule constitute all of the Governmental Authorizations necessary or appropriate to enable the Purchaser to conduct the Business following the Closing Date in the manner in which such business is currently proposed to be conducted.

2.15     Tax Matters.

(a)    The Seller has filed all Tax Returns with respect to the Business that it was required to file and all such Tax Returns were correct and complete in all material respects. All Taxes owed by the Seller relating to the Business and to the transfer of the Acquired Assets to the Purchaser (whether or not shown on any Tax Return) have been paid or will be paid by the Closing Date or, to the extent not due and payable on or before the Closing Date, will have been reserved for by the Purchaser by the Closing Date (and the Purchaser will pay any such reserved amounts when due and payable). The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return relating to the Business. The Seller has not waived any statute of limitations in respect of Taxes relating to the Business or agreed to any extension of time with respect to a Tax assessment or deficiency relating to the Business.

(b)    There is no dispute or claim concerning any Tax Liability of the Seller with respect to the Business either (i) claimed or raised by any authority in writing or (ii) as to which the Seller otherwise has Knowledge. There are no Encumbrances on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

2.16     Employment And Labor Matters.

(a)    Part 2.16(a) of the Disclosure Schedule accurately sets forth, with respect to each person set forth on Exhibit C (the “Hired Employees”): (i) the full name and title of such employee; (ii) the aggregate compensation payable to each such employee by the Seller on an annualized basis as of the date of this Agreement (including wages, salary, commissions, bonuses, profit-sharing payments and other payments); and (iii) a general description of fringe benefits applicable to each such employee.

(b)    No former employee of the Business has any claim to receipt of any benefits from the Seller.

(c)    As of and prior to the Closing Date, each Hired Employee was employed by the Seller on an “at-will” basis and no such employee is entitled to severance pay or other benefits following termination or resignation, except as may be payable by the Seller after the Closing Date, as may be payable by the Seller’s standard severance agreement and the Change of Control agreements that each such employee has executed and delivered, such amounts to be paid by the Seller and not assumed by the Purchaser to the extent such amounts have not been released by each Hired Employee pursuant to their acceptance of an offer of employment from the Purchaser. The Seller has delivered to the Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements, materials relating to the treatment of confidential information by employees, offer letter agreements and employment agreements pertaining to Hired Employees.

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(d)    Part 2.16(d) of the Disclosure Schedule sets forth the name of, and a general description of, any material services performed for the Business by any independent contractor since December 31, 1999.

(e)    No Hired Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract with any Person that may have an adverse effect on (A) the performance by such employee of any of his or her duties or responsibilities as an employee of the Purchaser, or (B) the business of the Purchaser.

(f)    No obligations exist as to any current or former employee of the Business under the provisions of the WARN Act.

(g)    No amount payable under any Acquired Contract will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(h)    The Seller is not a party to, or bound by, any union or collective bargaining agreement or other agreement, written or oral, with any trade or labor union, employees’ association or similar organization governing employees of the Business (collectively, “Labor Agreements”), nor is any such Labor Agreement presently being negotiated, nor is there any duty on the part of the Seller to bargain with any labor organization or representative for any Labor Agreement.

(i)    The Seller has provided to Purchaser complete and accurate copies of all correspondence, charges, complaints, notices or orders received by the Seller from the National Labor Relations Board or any state labor relations agency or any labor organization during the period from the date five years prior to the date hereof and pertaining to employees of the Business.

(j)    The Seller has not experienced any labor dispute, strike, work slowdown or work stoppage involving the Business since December 23, 1999.

(k)    There is not currently pending or threatened against the Seller and pertaining to the Business any: (i) strike, lockout, work slowdown, work stoppage or labor dispute; (ii) unfair labor practice charge or complaint before the National Labor Relations Board or any state labor relations agency; (iii) request or demand by any labor organization for recognition as the collective bargaining representative of any Seller employees; (iv) representation petition or question concerning representation regarding any Seller employees; (v) action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any present employee or retiree of the Seller.

(l)    With respect to the Business, the Seller is in substantial compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice.

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2.17     Benefit Plans; ERISA.

(a)    Each Employee Benefit Plan maintained by the Seller in connection with the Business shall remain the sole responsibility of the Seller from and after the Closing Date, and the Purchaser shall not be responsible for any Liabilities in connection with any Employee Benefit Plan of the Seller. No Employee Benefit Plan maintained by the Seller in which any employee of the Business participates or has participated: (i) provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation; (ii) is or was a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA; or (iii) is or was subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA. There is no Entity that (by reason of common control or otherwise) is or has at any time been treated together with the Seller as a single employer within the meaning of Section 414 of the Code.

(b)    No inaccurate or misleading representation, statement or other communication has been made or directed (in writing or otherwise) to any individual employed by the Seller in connection with the Business (i) with respect to such employee’s participation, eligibility for benefits, vesting, benefit accrual or coverage under any Employee Benefit Plan or with respect to any other matter relating to any Employee Benefit Plan, or (ii) with respect to any proposal or intention on the part of the Seller to establish or sponsor any Employee Benefit Plan or to provide or make available any fringe benefit or other benefit of any nature.

(c)    With respect to each group health plan benefiting any current or former employee of the Seller that is subject to Section 4980B of the Code, the Seller has complied with the continuation of coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title 1 of ERISA.

2.18     Sale of Products; Performance of Services.

(a)    Each product, system or program designed, developed, manufactured, assembled, sold, licensed or otherwise made available by the Seller to any Person in connection with the Business: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and (ii) was free of any design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial deficiency or defect that would not adversely affect in any material respect such product, system or program (or the operation or performance thereof).

(b)    All services that have been performed by the Seller in connection with the Business were in all material respects performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements. Following the Closing Date, the Purchaser will not become subject to any Liability arising directly or indirectly from any services performed by the Seller or services not performed in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements relating to the Business prior to the Closing Date; provided, however, that the Purchaser shall provide warranty return services arising in the Ordinary Course of Business from products provided by the Seller relating to the Business prior to the Closing Date and the Purchaser shall be liable for costs associated with

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such warranty returns up to an aggregate amount of $61,501.42 (the “Warranty Reserve Amount”), the Seller shall be liable for the Purchaser’s cost of such warranty return services provided by the Purchaser to the extent the costs associated with such warranty returns exceed the Warranty Reserve Amount up to an additional amount equal to the Warranty Reserve Amount, and the Seller shall be liable for the fair market value of such warranty return services provided by the Purchaser to the extent the costs associated with such warranty returns exceeds two times the Warranty Reserve Amount.

(c)     No customer or other Person has asserted or threatened to assert any claim against the Seller relating to the Business or the Acquired Assets (i) under or based upon any warranty provided by or on behalf of the Seller, or (ii) under or based upon any other warranty relating to any product, system or program designed, developed, manufactured, assembled, sold, licensed or otherwise made available by the Seller, and, to the Knowledge of the Seller, there is no reasonable basis for the assertion of any such claim.

2.19     Insurance.    The Seller has at all times been fully insured (or self-insured) against any and all risks and Liabilities with respect to the Business and the Acquired Assets. Part 2.19 of the Disclosure Schedule provides a description of any claims pending, and any claims that have been asserted in the past, under any insurance policy or any predecessor insurance policy of the Seller with respect to the Business and the Acquired Assets. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any insurance claim relating to the Business and the Acquired Assets.

2.20     Related Party Transactions.    Except as set forth in Part 2.20 of the Disclosure Schedule, no Related Party has any direct or indirect interest of any nature in the Business or any of the Acquired Assets.

2.21     Proceedings; Orders.    There is no pending Proceeding, and no Person has threatened to commence any Proceeding: (i) that involves the Seller or that otherwise relates to or might affect the Business or any of the Acquired Assets (whether or not the Seller is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. Except as set forth in Part 2.21 of the Disclosure Schedule, no Proceeding relating to the Business or the Acquired Assets has ever been commenced by or against the Seller. The Seller has delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials that relate to any Proceedings identified in Part 2.21 of the Disclosure Schedule. There is no Order to which the Seller or any of the Acquired Assets is subject. There is no proposed Order that, if issued or otherwise put into effect, may have a Material Adverse Effect on the Seller.

2.22     Environmental Matters.

(a)    The Seller is not liable or potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called “superfund” or “superlien” law or similar Legal Requirement, at or with respect to any site, with respect to the Business.

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(b)    With Respect to the Business, the Seller has never received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. With respect to the Business, no Person has ever commenced or threatened to commence any contribution action or other Proceeding against the Seller in connection with any such actual, alleged, possible or potential Liability; and, with respect to the Business, no event has occurred, and no condition or circumstance exists, that may directly or indirectly give rise to, or result in the Seller becoming subject to, any such Liability.

(c)    Except as set forth in Part 2.22(c) of the Disclosure Schedule, with respect to the Business, the Seller has never generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material (whether lawfully or unlawfully). Except as set forth in Part 2.22(c) of the Disclosure Schedule, with respect to the Business, the Seller has never permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully): (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by the Seller; (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or used by the Seller.

(d)    Except as set forth in Part 2.22(d) of the Disclosure Schedule, all property that is leased to, controlled by or used by the Seller in connection with the Business, and all surface water, groundwater, soil and air associated with or adjacent to such property: (i) is in clean and healthful condition; (ii) is free of any Hazardous Material and any harmful chemical or physical conditions; and (iii) is free of any environmental contamination of any nature.

(e)    Except as set forth in Part 2.22(d) of the Disclosure Schedule, to the Knowledge of the Seller each storage tank or other storage container that is or has been owned by, leased to, controlled by or used by the Seller in connection with the Business, or that is located on or beneath the surface of any real property owned by, leased to, controlled by or used by the Seller in connection with the Business: (i) is in sound condition; and (ii) has been demonstrated by accepted testing methodologies to be free of any corrosion or leaks.

2.23     Brokers.    The Seller has not agreed or become obligated to pay, nor has it taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

2.24     Full Disclosure.    None of the Transactional Agreements contains or will on the Closing Date contain any untrue statement of fact; and none of the Transactional Agreements

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omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading. All of the information set forth in the Disclosure Schedule, and all other information regarding the Seller and its business, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to the Purchaser or any of the Purchaser’s Representatives by or on behalf of the Seller or by any Representative of the Seller, is accurate and complete in all material respects.

3.     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser hereby represents and warrants, to and for the benefit of the Seller Indemnitees, as follows:

3.1     Organization and Standing.    The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

3.2     Authority; Binding Nature Of Agreements.    The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under each of the Transactional Agreements to which it is a party, and the execution and delivery thereof by the Purchaser has been duly authorized by all necessary corporate action on the part of the Purchaser. Each Transactional Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors’ rights generally.

3.3     Non-Contravention.    The execution and delivery of the Transactional Agreements by the Purchaser and the consummation of the Transactions by the Purchaser will not, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Purchaser’s certificate of incorporation or by-laws (ii) any resolution adopted by the Purchaser’s stockholders, the Purchaser’s board of directors or any committee of the Purchaser’s board of directors; (b) contravene, conflict with or result in a violation of, or give any Governmental Body or any other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Purchaser is subject; or (c) violate any Legal Requirement applicable to the Purchaser.

4.     PRE-CLOSING COVENANTS OF THE SELLER.

4.1     Access And Investigation.    The Seller shall ensure that, at all times during the Pre-Closing Period: (a) the Seller and its Representatives provide the Purchaser and its Representatives with free and complete access to the Seller’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Business; (b) the Seller and its Representatives provide the Purchaser and its Representatives with such copies of existing books, records, Tax Returns, work papers

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and other documents and information relating to the Business as the Purchaser may request in good faith; and (c) the Seller and its Representatives compile and provide the Purchaser and its Representatives with such additional financial, operating and other data and information relating to the Business as the Purchaser may request in good faith.

4.2     Operation Of Business.    The Seller shall ensure that, during the Pre-Closing Period:

(a)    the Seller, with respect to the Business, conducts its operations exclusively in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

(b)    the Seller, with respect to the Business, (i) preserves intact its current business organization, (ii) keeps available the services of its current officers and employees, (iii) maintains its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships with the Seller, and (iv) promptly repairs, restores or replaces any Acquired Assets that are destroyed or damaged;

(c)    the Seller keeps in full force all insurance policies with respect to the Business and the Acquired Assets;

(d)    the officers of the Seller confer regularly with the Purchaser concerning operational matters, with respect to the Business, and otherwise report regularly to the Purchaser concerning the status of the Seller’s business, condition, assets, liabilities, operations, financial performance and prospects with respect to the Business and the Acquired Assets;

(e)    the Purchaser is notified immediately of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

(f)    the Seller shall use all reasonable Best Efforts, consistent with Seller’s compliance with its other obligations contained in this Section 4.2, to cause the Seller to operate the Business to maximize its revenues and net income;

(g)    the Seller does not effect or become a party to any Acquisition Transaction;

(h)    the Seller does not make any capital expenditure related to the Business, except for capital expenditures that are made in the Ordinary Course of Business and that, when added to all other capital expenditures made on behalf of the Seller during the Pre-Closing Period, do not exceed $50,000 in the aggregate;

(i)    the Seller does not enter into or permit any of the Acquired Assets to become bound by any Contract;

(j)    the Seller does not incur, assume or otherwise become subject to any Liability, except for current liabilities (of the type required to be reflected in the “liabilities”

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column of a balance sheet prepared in accordance with generally accepted accounting principles) incurred in the Ordinary Course of Business;

(k)    the Seller, with respect to the Business, does not establish or adopt any Employee Benefit Plan, or pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors;

(l)    the Seller, with respect to the Business, does not make any Tax election or change any of its methods of accounting or accounting practices in any respect;

(m)    the Seller does not commence or settle any Proceeding, with respect to the Business;

(n)    the Seller does not enter into any transaction or take any other action of the type referred to in Section 2.5;

(o)    the Seller, with respect to the Business, does not enter into any transaction or take any other action outside the Ordinary Course of Business;

(p)    the Seller does not enter into any transaction or take any other action that might cause or constitute a Breach of any representation or warranty made by the Seller in this Agreement or in the Closing Certificate; and

(q)    the Seller does not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses “(g)” through “(p)” of this Section 4.2.

4.3     Filings and Consents.    The Seller shall ensure that (a) all filings, notices and Consents required to be made, given and obtained by the Seller in order to consummate the Transactions are made, given and obtained on a timely basis; and (b) during the Pre-Closing Period, the Seller and its Representatives cooperate with the Purchaser and with the Purchaser’s Representatives, and prepare and make available such documents and take such other actions as the Purchaser may request in good faith, in connection with any filing, notice or Consent that the Purchaser is required or elects to make, give or obtain.

4.4     Notification; Updates to Disclosure Schedule.    During the Pre-Closing Period, the Seller shall promptly notify the Purchaser in writing of: (a) the discovery by the Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by the Seller in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by the Seller in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any Breach of any covenant or obligation of the Seller; and (d) any event, condition, fact or circumstance that may make the

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timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 4.4 requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Seller shall promptly deliver to the Purchaser an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any representation or warranty made by any of the Seller in this Agreement or in the Closing Certificate, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

4.5     No Negotiation.    The Seller shall ensure that, during the Pre-Closing Period, neither the Seller nor any Representative of the Seller, directly or indirectly: (a) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction; (b) participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than the Purchaser) relating to any proposed Acquisition Transaction; or (c) considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction.

4.6     Best Efforts.    During the Pre-Closing Period, the Seller shall use its Best Efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis.

4.7     Confidentiality.    The Seller shall ensure that, during the Pre-Closing Period: (a) neither the Seller nor any Representative of the Seller issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any supplier, customer, landlord, creditor or employee of the Seller or to any other Person) regarding any of the Transactions or the existence or terms of this Agreement, except to the extent that the Seller is required by law to make any such disclosure and to the extent necessary to cause the conditions set forth in Section 6 to be satisfied on a timely basis; and (b) if the Seller is required by law to make any such disclosure, the Seller advise the Purchaser, at least five business days before making such disclosure, of the nature and content of the intended disclosure. The Seller hereby provides notice to the Purchaser that after the execution and delivery of this Agreement, it shall issue a press release and file a Form 8-K with the Securities and Exchange Commission. The press release shall be joint and shall be mutually agreed upon by the parties in accordance with Section 10.2.

5.     PRE-CLOSING COVENANTS OF THE PURCHASER.

5.1     Best Efforts.    During the Pre-Closing Period, the Purchaser shall use its Best Efforts to cause the conditions set forth in Section 7 to be satisfied.

5.2     Filings and Consents.    The Purchaser shall ensure that (a) all filings, notices and Consents required to be made, given and obtained by the Purchaser in order to consummate the Transactions are made, given and obtained on a timely basis; and (b) during the Pre-Closing Period, the Purchaser and its Representatives cooperate with the Seller and with the Seller’s Representatives, and prepare and make available such documents and take such other actions as

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the Seller may request in good faith, in connection with any filing, notice or Consent that the Seller is required or elects to make, give or obtain.

5.3     Confidentiality.    The Purchaser shall ensure that, during the Pre-Closing Period: (a) neither the Purchaser nor any Representative of the Purchaser issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any supplier, customer, landlord, creditor or employee of the Seller or to any other Person) regarding any of the Transactions or the existence or terms of this Agreement, except to the extent that the Purchaser is required by law to make any such disclosure and to the extent necessary to cause the conditions set forth in Section 7 to be satisfied on a timely basis; and (b) if the Purchaser is required by law to make any such disclosure, the Purchaser advise the Seller, at least five business days before making such disclosure, of the nature and content of the intended disclosure. The Purchaser hereby provides notice to the Seller that after the execution and delivery of this Agreement, it shall issue a press release and file a Form 8-K with the Securities and Exchange Commission. The press release shall be joint and shall be mutually agreed upon by the parties in accordance with Section 10.2.

6.     CONDITIONS PRECEDENT TO THE PURCHASER’S OBLIGATION TO CLOSE.

The Purchaser’s obligation to purchase the Acquired Assets and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in writing):

6.1     Accuracy Of Representations.    Each of the representations and warranties made by the Seller in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date, without giving effect to any update to the Disclosure Schedule; provided, however, that representations and warranties qualified by “material,” “Material Adverse Effect” or words of similar import shall be accurate in all respects as of the Closing Date.

6.2     Performance Of Obligations.    All covenants and obligations of the Seller required to be complied with or performed at or prior to the Closing shall have been duly complied with and performed.

6.3     Consents.    Each of the Consents set forth in Part 2.3 of the Disclosure Schedule shall have been obtained.

6.4     No Material Adverse Effect.    No Material Adverse Effect on the Seller shall have occurred since the date of this Agreement, and no event shall have occurred and no condition or circumstance shall exist that could reasonably be expected to give rise to any Material Adverse Effect on the Seller.

6.5     Services and Supply Agreement.    A Services and Supply Agreement in the form attached as Exhibit D shall have been executed and delivered by the Seller.

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6.6     Legal Opinion.    The Purchaser shall have received an opinion letter from Fish & Richardson P.C., counsel to the Seller, dated the Closing Date, in the form of Exhibit E.

6.7     No Proceedings.    There shall not have been commenced or threatened any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

6.8     No Prohibition.    Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Purchaser or any Person affiliated with the Purchaser to suffer any adverse consequence under, any applicable Legal Requirement or Order.

6.9     Employees.    Each of the Hired Employees shall have become an employee of the Purchaser on the terms agreed between the Purchaser and each such employee, which terms shall include the release of Seller by the Hired Employee of any severance pay or other benefit following termination or resignation to which the Hired Employee may be entitled as a result of the Hired Employee’s change in employment from the Seller to the Purchaser.

7.     CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATION TO CLOSE.

The Seller’s obligation to sell the Acquired Assets and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part, in writing):

7.1     Accuracy Of Representations.    Each of the representations and warranties made by the Purchaser in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date; provided, however, that representations and warranties qualified by “material,” “Material Adverse Effect” or words of similar import shall be accurate in all respects as of the Closing Date.

7.2     Performance Of Obligations.    All covenants and obligations of the Purchaser required to be complied with or performed at or prior to the Closing shall have been duly complied with and performed.

7.3     No Proceedings.    There shall not have been commenced or threatened any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

7.4     No Prohibition.    Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Seller or any Person affiliated with the Seller to suffer any adverse consequence under, any applicable Legal Requirement or Order.

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7.5     Employees.    Each of the Hired Employees shall have become an employee of the Purchaser on the terms agreed between the Purchaser and each such employee, which terms shall include the release of Seller by the Hired Employee of any severance pay or other benefit following termination or resignation to which the Hired Employee may be entitled as a result of the Hired Employee’s change in employment from the Seller to the Purchaser.

8.     TERMINATION.

8.1     Termination Events.    This Agreement may be terminated prior to the Closing:

(a)    by the Purchaser if (i) there is a material Breach of any covenant or obligation of the Seller and such Breach shall not have been cured within ten days after the delivery of notice thereof to the Seller, or (ii) the Purchaser reasonably determines that the timely satisfaction by the date set forth in Sections 8.1(c) and (d) of any condition set forth in Section 6 has become impossible or impractical (other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations set forth in this Agreement);

(b)    by the Seller if (i) there is a material Breach of any covenant or obligation of the Purchaser and such Breach shall not have been cured within ten days after the delivery of notice thereof to the Purchaser, or (ii) the Seller reasonably determines that the timely satisfaction by the date set forth in Sections 8.1(c) and (d) of any condition set forth in Section 7 has become impossible or impractical (other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation set forth in this Agreement);

(c)    by the Purchaser if the Closing has not taken place on or before September 30, 2002 (other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations under this Agreement);

(d)    by the Seller if the Closing has not taken place on or before September 30, 2002 (other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation set forth in this Agreement); or

(e)    by the mutual written consent of the Purchaser and the Seller.

8.2     Termination Procedures.    If the Purchaser wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), the Purchaser shall deliver to the Seller a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Seller wishes to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d), the Seller shall deliver to the Purchaser a written notice stating that the Seller is terminating this Agreement and setting forth a brief description of the basis on which the Seller is terminating this Agreement.

8.3     Effect Of Termination.    If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or other Liability arising from any Breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11; and (c) the Seller

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and the Purchaser shall, in all events, remain bound by and continue to be subject to Sections 4.7 and 5.3, respectively.

8.4     Nonexclusivity Of Termination Rights.    The termination rights provided in Section 8.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

9.     INDEMNIFICATION, ETC.

9.1     Survival Of Representations And Covenants.

(a)    Subject to Section 9.1(c), the representations, warranties, covenants and obligations of each party to this Agreement shall survive (without limitation): (i) the Closing and the sale of the Acquired Assets to the Purchaser; (ii) any sale or other disposition of any or all of the Business or the Acquired Assets by the Purchaser; and (iii) the dissolution of any party to this Agreement.

(b)    The representations, warranties, covenants and obligations of the Seller and the rights and remedies that may be exercised by the Indemnitees shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any Knowledge of, any of the Indemnitees or any of their Representatives, provided that if the Seller updates its Disclosure Schedule prior to the Closing Date and the Purchaser elects to close the Transactions, the representations and warranties affected by such updates shall be deemed supplemented and amended for determining the accuracy thereof. The representations, warranties, covenants and obligations of the Purchaser and the rights and remedies that may be exercised by the Seller shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any Knowledge of, the Seller or any of its Representatives.

(c)    The representations and warranties of the parties set forth in this Agreement (other than those set forth in Sections 2.1, 2.13, 2.15, 2.16, 3.1 and 3.2 (the “Specified Representations”), which shall remain in full force and effect and shall survive for an unlimited period of time, except with respect to third-party claims as to which each such representation and warranty shall expire six months after the expiration of the relevant statute of limitations with respect to such third-party claims, and those set forth in Section 2.18, which shall remain in full force and effect and shall survive for a period of 18 months after the Closing Date) shall expire one year after the Closing Date; provided, however, that if a notice relating to the Breach of any representation or warranty of a party set forth in any of said Sections is given to such party on or prior to the date that is one year after the Closing Date (or 18 months after the Closing Date, in the case of Breaches of Section 2.18), then, notwithstanding anything to the contrary contained in this Section 9.1(c), such representation or warranty shall not so expire, but rather shall remain in full force and effect until such time as each and every claim that is based directly or indirectly upon, or that relates directly or indirectly to, any Breach or alleged Breach

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of such representation or warranty has been fully and finally resolved, either by means of a written settlement agreement executed by the Seller and the Purchaser or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

(d)    For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be part of the representation and warranty made by the Seller in this Agreement.

9.2     Indemnification By The Seller.

(a)    Subject to Section 9.2(b), the Seller shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Purchaser Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i)    any Breach of any of the representations or warranties made by the Seller in this Agreement;

(ii)    any Breach of any covenant or obligation of the Seller contained in any of the Transactional Agreements;

(iii)    any Liability of the Seller or of any Related Party under any of the Acquired Contracts existing on or arising prior to the later of (i) the Closing Date and (ii) the effective assignment of such Acquired Contract to the Purchaser;

(iv)    any Liability to which the Purchaser or any of the other Purchaser Indemnitees may become subject and that arises directly or indirectly from or relates directly or indirectly to (A) any product produced or sold or any services performed prior to the Closing Date by or on behalf of the Seller, (B) the operation by the Seller of the Business prior to the Closing Date, (C) the employment of any Hired Employee by the Seller prior to the Closing Date, (D) any failure by the Seller or any Related Party to comply with any Legal Requirement in connection with any of the Transactions or (E) any failure of the Seller to obtain any Consent set forth in Part 2.3 of the Disclosure Schedule prior to the Closing Date;

(v)    any Liability under the WARN Act including, without limitation, all losses, penalties, back pay relating to any failure to give adequate notice of a mass layoff or plant closing under the WARN Act (as defined therein), if the employment loss (as defined in the WARN Act) contributing to such mass layoff or plant closing consists of employment loss for individuals employed by the Seller on or prior to the Closing Date;

(vi)    any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clause “(i),” “(ii),” “(iii),” “(iv)” or “(v)” above (including any Proceeding commenced by any Purchaser Indemnitee for the purpose of enforcing any of its rights under this Section 9.2).

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(b)    Subject to Section 9.2(d), the Seller shall not be required to make any indemnification payment pursuant to Section 9.2(a)(i) until such time as the total amount of all Damages arising from any Breaches of any representations or warranties that have been suffered or incurred by any one or more of the Purchaser Indemnitees, or to which any one or more of the Purchaser Indemnitees has or have otherwise become subject, exceeds $100,000 in the aggregate. At such time as the total amount of such Damages arising from any Breaches of any representations or warranties exceeds such amount, the Purchaser Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for such Damages including such amount.

(c)    Subject to Section 9.2(d), the total amount of the payments that the Seller can be required to make pursuant to this Section 9.2 for all Damages arising from any Breaches of any representations or warranties that have been suffered or incurred by any one or more of the Purchaser Indemnitees, or to which any one or more of the Purchaser Indemnitees has or have otherwise become subject, shall be limited in the aggregate to a maximum of the Purchase Price.

(d)    The limitations on the Seller’s indemnification obligations that are set forth in Sections 9.2(b) and (c) shall not apply to any Breach of the Specified Representations or any Breach of any covenant, obligation or other provision.

9.3     Indemnification By The Purchaser.

(a)    Subject to Section 9.3(b), the Purchaser shall hold harmless and indemnify each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages that are suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are connected with:

(i)    any Breach of any of the representations or warranties made by the Purchaser in this Agreement;

(ii)    any Proceeding relating directly or indirectly to any failure or Breach, alleged Breach, Liability or matter of the type referred to in clause “(i)” above or “(iii)”, “(iv)” or “(v)” below (including any Proceeding commenced by the Seller for the purpose of enforcing its rights under this Section 9.3);

(iii)    Breach of any covenant or obligation of the Purchaser contained in any of the Transactional Agreements;

(iv)    any Liability of the Purchaser or of any Related Party under any of the Acquired Contracts arising after the later of (i) the Closing Date and (ii) the effective assignment of such Acquired Contract to the Purchaser;

(v)    any Liability to which the Seller or any of the other Seller Indemnitees may become subject and that arises directly or indirectly from or relates directly or

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indirectly to (A) any product produced or sold or any services performed after the Closing Date by or on behalf of the Purchaser, except to the extent such Liability arises out of matters described in Section 9.2(a) above, (B) the operation by the Purchaser of the Business after the Closing Date, except to the extent such Liability arises out of matters described in Section 9.2(a) above, (C) the employment of any Hired Employee by the Purchaser on or after the Closing Date, or (D) any failure by the Purchaser or any Related Party to comply with any Legal Requirement in connection with any of the Transactions; or

(vi)    any Liability under the WARN Act, including, without limitation, all losses, penalties, back pay relating to any failure to give adequate notice of a mass layoff or plant closing under the WARN Act (as defined therein), if the employment loss (as defined in the WARN Act) contributing to such mass layoff or plant closing (i) occurs on or after the Closing Date and (ii) consists of employment loss for individuals employed by the Purchaser, including Hired Employees.

(b)    Subject to Section 9.3(d), the Purchaser shall not be required to make any indemnification payment pursuant to Section 9.3(a) for any Breach of any of its representations and warranties until such time as the total amount of all Damages arising from any Breaches of any representations or warranties that have been suffered or incurred by any one or more of the Seller Indemnitees, or to which any one or more of the Seller Indemnitees has or have otherwise become subject, exceeds $100,000 in the aggregate. At such time as the total amount of such Damages arising from any Breaches of any representations or warranties exceeds such amount, the Seller shall be entitled to be indemnified against and compensated and reimbursed for such Damages including such amount.

(c)    Subject to Section 9.3(d), the total amount of the payments that the Purchaser can be required to make pursuant to this Section 9.3 for all Damages arising from any Breaches of any representations or warranties that have been suffered or incurred by any one or more of the Seller Indemnitees, or to which any one or more of the Seller Indemnitees has or have otherwise become subject, shall be limited in the aggregate to a maximum of the Purchase Price.

(d)    The limitations on the Purchaser’s indemnification obligations that are set forth in Sections 9.3(b) and (c) shall not apply to any Breach of the Specified Representations or any Breach of any covenant, obligation or other provision.

9.4     Nonexclusivity Of Indemnification Remedies.    The indemnification remedies and other remedies provided in this Section 9 shall not be deemed to be exclusive. Accordingly, the exercise by any Person of any of its rights under this Section 9 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

9.5     Defense Of Third Party Claims.    In the event of the assertion or commencement by any Person of any claim or Proceeding with respect to which either party may become

23.

obligated to indemnify, hold harmless, compensate or reimburse any Person pursuant to this Section 9, then the following shall apply:

(a)    all expenses relating to the defense of such claim or Proceeding (whether or not incurred by the indemnified party) shall be borne and paid exclusively by the indemnifying party;

(b)    the indemnified party shall make available to the indemnifying party any documents and materials in the possession or control of the indemnified party that may be necessary to the defense of such claim or Proceeding;

(c)    the indemnifying party shall keep the indemnified party informed of all material developments and events relating to such claim or Proceeding; and

(d)    the indemnifying party shall not have the right to settle, adjust or compromise such claim or Proceeding without the consent of the indemnified party; provided, however, that the indemnified party shall not unreasonably withhold such consent.

9.6     Exercise Of Remedies By Purchaser Indemnitees Other Than Purchaser.    No Purchaser Indemnitee (other than the Purchaser or any successor thereto or assignee thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor thereto or assignee thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10.	CERTAIN POST-CLOSING COVENANTS.

10.1     Further Actions.    From and after the Closing Date, the Seller shall cooperate with the Purchaser and the Purchaser’s Representatives, and shall execute and deliver such documents and take such other actions as the Purchaser and its Representatives may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of the Business and the Acquired Assets, which shall include, without limitation, each of the following actions which the Seller shall undertake at the expense solely thereof:

(a)    following the Closing Date, the Seller shall execute and deliver to the Purchaser such additional bills of sale, endorsements, assignments and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, transfer and deliver to the Purchaser good and marketable title to all of the Acquired Assets free of any Encumbrances, or otherwise give effect to the intent of the Transactions contemplated in this Agreement; and

(b)    from and after the Closing Date, the Purchaser shall promptly remit to the Seller any funds that are received by the Purchaser that represent payment of receivables existing as of the Closing Date and not included in the Acquired Assets and the Seller shall promptly remit to the Purchaser any funds that are received by the Seller that represent payment of receivables arising after the Closing Date.

24.

10.2     Publicity.    The Seller and the Purchaser will consult with each other before issuing, or permitting any agent or affiliate thereof to issue, any press release or otherwise make or permit any agent or affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby, and, except as may be required by applicable law or any listing agreement with any securities exchange or the Nasdaq National Market, will not issue any such press release or make any such public statement, unless the text of such statement shall have been agreed upon by the parties hereto; provided, however, that such agreement to the text of such statement shall not be unreasonably withheld, delayed or conditioned by either party.

10.3     Restriction on Competition.

(a)    Until the fifth anniversary of the date of this Agreement (the “Noncompetition Period”), neither the Seller nor any of its affiliates shall engage directly or indirectly in Competition (as defined below) in any Restricted Territory (as defined below), or directly or indirectly become an affiliate, partner, agent, representative, licensor, sublicensor, licensee or sublicensee of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect majority ownership interest in, any Person that engages directly or indirectly in Competition in any Restricted Territory.

(b)    During the Noncompetition Period, the Seller shall not and shall not permit any of its affiliates to (1) solicit for hire any employee of the Purchaser (other than general solicitations through the media), or (2) directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on the Seller’s own behalf or on behalf of any other Person) any employee of the Purchaser to leave his or her employment with Purchaser or any affiliate of Purchaser.

(c)    As used in this Section 10.3, a Person shall be deemed to be engaged in “Competition” if such Person is engaged directly or indirectly in the design, manufacture, distribution, sale, supply or resale of microwave radio sub-systems for commercial use (which excludes military and homeland defense uses), and “Restricted Territory” means worldwide, and includes the United States of America and each State, territory or possession of the United States of America, Canada, Japan, Mexico, United Kingdom, Continental Europe (including both Western Europe and Eastern Europe), Australia, New Zealand, Taiwan, South Korea, Southeast Asia, China, Africa, South America and each of the countries making up the former Soviet Union.

(d)    Notwithstanding anything to the contrary contained herein in this Section 10.3, in the event that there is a Change of Control of the Seller after the date of this Agreement, the Person or Persons who then control the Seller shall not be bound by the provisions of this Section 10.3 if such Person or Persons were on the date of this Agreement already engaged in such Competition or had intentions, which can be reasonably demonstrated to have existed at the time immediately preceding such Change of Control, of engaging in such Competition. “Change of Control” means when (i) any Person becomes the “beneficial owner” (as defined in rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Seller representing more than 50% of the combined voting power of the Seller’s then outstanding securities, or (ii) the Seller becomes a party to a merger, consolidation, sale of assets, or other reorganization, or a proxy

25.

contest, as a consequence of any of which stockholders of the Seller immediately prior to such transaction cease to control at least 50% of the combined voting power of the surviving entity immediately after such transaction. Notwithstanding the foregoing, nothing in this Section 10.3(d) shall be interpreted as to allow such Person or Persons referred to in this Section 10.3(d) or any employee of such Person or Persons to use any of the Intellectual Property Assets except as expressly provided for in Section 10.4.

(e)    In the event that any court of competent jurisdiction shall hold any provision set forth in this Section 10.3 to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Section 10.3.

10.4     License Grants.

(a)    Subject to the terms and conditions of this Agreement, as of the Closing Date the Purchaser grants to the Seller an exclusive, perpetual, worldwide, fully-paid, and royalty-free license under any patent or patent application included in the Intellectual Property Assets (the “Assigned Patents”) solely to make, have made, use, offer to sell, sell, lease, export, and import products in the Seller Field of Use. The Purchaser grants no rights to the Seller under this Section 10.4(a) under any improvements to the Assigned Patents made by the Purchaser after the Effective Date. Nothing in this Section 10.4 shall be deemed to obligate the Purchaser to file, maintain, or prosecute any patent application included in or with respect to the Assigned Patents.

(b)    Subject to the terms and conditions of this Agreement, as of the Closing Date the Purchaser grants to the Seller an exclusive (except with respect to the Purchaser or its subsidiaries, affiliates, or related companies), perpetual, worldwide, fully-paid, and royalty-free license to: (a) copy, modify, create Derivative Works based upon, perform, display, and otherwise use any materials included in the Intellectual Property Assets other than the Assigned Patents (the “Other Intellectual Property”) for the sole purposes of (i) developing or manufacturing products in the Seller Field of Use, and (ii) incorporating the Other Intellectual Property into products in the Seller Field of Use; (b) distribute the Other Intellectual Property solely as incorporated into products in the Seller Field of Use; and (c) distribute the Other Intellectual Property to third-party manufacturers (i) solely in order to enable such third-party manufacturers to make products in the Seller Field of Use for the Seller, and (ii) only if such third-party manufacturer has signed a binding written agreement with the Seller with confidentiality provisions and limitations no less restrictive than those ordinarily imposed by the Seller upon third-party manufacturers of the Seller products who, in connection with such manufacture, receive confidential materials of the Seller. In no event may Seller distribute the Other Intellectual Property on a stand-alone basis.

26.

10.5     Inventory Defects.    Prior to making any claim under Section 9.2 specifically relating to any defects or deficiencies in the inventory included on Part 2.8(a) of the Disclosure Schedule, Purchaser shall use its Best Efforts to have suppliers of component parts of such defective or deficient inventory correct such defects or deficiencies to the extent the defects or deficiencies are related to such component parts.

11.     MISCELLANEOUS PROVISIONS.

11.1     Governing Law; Consent to Jurisdiction.    This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles.

11.2     Expenses.    Except as set forth in this Agreement, all legal, accounting and other costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses and each party shall be solely liable for its own costs and expenses incurred in connection with this Agreement and the Transactions.

11.3     Further Assurances.    Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

11.4     Notices.    Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to the Seller:

Signal Technology Corporation
222 Rosewood Drive
Northwoods Business Park
Danvers, Massachusetts 01923
Attention:  George Lombard

with a copy to:

Fish & Richardson P.C.
225 Franklin Street
Boston, Massachusetts 02110
Attention:  Roger D. Feldman
Telecopy No.:  (617) 542-8906

27.

if to the Purchaser:

Endwave Corporation
990 Almanor Avenue
Sunnyvale, CA 94085
Attention:  Edward A. Keible
Telecopy No.:  (408) 522-3102

with a copy to:

Cooley Godward LLP
One Maritime Plaza
20th Floor
San Francisco, California 94111
Attention:  Kenneth L. Guernsey
              Jodie M. Bourdet
Telecopy No.:  (415) 951-3699

11.5     Headings.    The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.6     Counterparts.    This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

11.7     Successors And Assigns; Parties In Interest.

(a)    This Agreement shall be binding upon: the Seller and its successors in interest and assigns (if any) and the Purchaser and its successors in interest and assigns (if any). This Agreement shall inure to the benefit of: the Seller; the Purchaser; the other Indemnitees (subject to Section 9.7 hereof); and the respective assigns and successors in interest (if any) of each of the Seller and the Purchaser.

(b)    The Purchaser may freely assign in whole or in part any or all of its rights and obligations under this Agreement (including its indemnification rights under Section 9) (a) pursuant to any merger, consolidation, business combination, or other corporate reorganization or business transaction in which the Purchaser may participate, or (b) to any affiliated Entity, without obtaining the consent or approval of any other Person. Notwithstanding the foregoing, the Purchaser shall not delegate any of its obligations hereunder to any third party without the written consent of the Seller, which consent shall not be unreasonably withheld. The Seller shall not be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the Purchaser’s prior written consent; provided, however, that such consent shall not be necessary for an assignment of this Agreement after the Closing to a successor to the Seller pursuant to a Change of Control .

(c)    Except for the provisions of Section 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to

28.

this Agreement and, as to the Purchaser, its successors and assigns (if any) and, as to the Seller, its successors and assigns (if any). Without limiting the generality of the foregoing, no creditor of the Seller shall have any rights under this Agreement or any of the other Transactional Agreements.

11.8     Remedies Cumulative; Specific Performance.    The rights and remedies of the parties hereto shall be cumulative (and not alternative). The Seller agrees that: (a) in the event of any Breach or threatened Breach by the Seller of any covenant, obligation or other provision set forth in this Agreement, the Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and (b) neither the Purchaser nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

11.9     Waiver.

(a)    No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)    No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.10     Amendments.    This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

11.11     Severability.    In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.12     Entire Agreement.    The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

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11.13     Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

30.

The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first set forth above.

SIGNAL TECHNOLOGY CORPORATION

By:	/s/ GEORGE LOMBARD
Title:	Chairman & CEO

ENDWAVE CORPORATION

By:	/s/ EDWARD A. KEIBLE, JR.
Title:	President & CEO

S-1.

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

Acquired Assets.    “Acquired Assets” shall mean all of the properties, rights, interests and other tangible and intangible assets: (i) necessary to conduct the Business as the Business has been conducted by the Seller prior to the Closing Date; (ii) currently used in the Business, whether or not necessary to conduct the Business (other than right to use the name of the Seller); and (iii) constituting products developed by the Seller for future sale in the Business or proprietary rights and processes and intellectual property developed by the Seller for use in future products of the Business, in each case other than accounts receivable attributable to shipments prior to the Closing Date and the excluded assets set forth on Exhibit F.

Acquired Contracts.    “Acquired Contracts” shall have the meaning given to such term in Section 2.11(a) of this Agreement.

Acquisition Transaction.    “Acquisition Transaction” shall mean (i) any merger, consolidation, reorganization, recapitalization or similar transaction involving or including the Business, (ii) any transfer of any Acquired Assets (other than the sale of products to customers in the Ordinary Course of Business) or (iii) any transaction that may be inconsistent with or that may have an adverse effect upon any of the Transactions.

Agreement.    “Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule).

Assigned Patents.    “Assigned Patents” shall have the meaning given to such term in Section 10.4(a) of this Agreement.

Assumed Liabilities.    “Assumed Liabilities” shall have the meaning given to such term in Section 1.3 of this Agreement.

Best Efforts.    “Best Efforts” shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.

Breach.    There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

Business.    “Business” shall have the meaning given to such term in Recital A of this Agreement.

D-1.

CERCLA.    “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

Change of Control.    “Change of Control” shall have the meaning given to such term in Section 10.3(d) of this Agreement.

Closing.    “Closing” shall have the meaning given to such term in Section 1.4 of this Agreement.

Closing Date.    “Closing Date” shall have the meaning given to such term in Section 1.4 of this Agreement.

Code.    “Code” shall mean the Internal Revenue Code of 1986, as amended.

Competition.    “Competition” shall have the meaning given to such term in Section 10.3 of this Agreement.

Consent.    “Consent” shall mean any approval, consent, ratification, permission, permit, waiver or authorization (including any Governmental Authorization).

Contract.    “Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, assignment, certificate, purchase order, open bid, outstanding offer, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

Damages.    “Damages” shall include any loss, damage, injury, decline in value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

Derivative Work.    “Derivative Work” means any work of authorship that is based, in whole or in part, upon one or more pre-existing works, such as a revision, modification, translation, abridgment, condensation, expansion, or any other form in which such pre-existing work(s) may be recast, transformed, or adopted, and which, if prepared without authorization of the owner of the copyright in such pre-existing work(s), would constitute a copyright infringement.

Disclosure Schedule.    “Disclosure Schedule” shall mean the schedule (dated as of the date of this Agreement) delivered to the Purchaser by the Seller, a copy of which is attached to this Agreement and incorporated in this Agreement by reference.

Employee Benefit Plan.    “Employee Benefit Plan” shall have the meaning specified in Section 3(3) of ERISA, and also include all other deferred compensation, bonus or other incentive compensation, stock purchase, severance pay, salary continuation for disability or other leave of absence, supplemental unemployment benefits, layoff or reduction in force, retention, change in control or educational assistance plans, arrangements or policies including, but not limited to, any individual benefit arrangement, policy or practice.

B-2.

Encumbrance.    “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity.    “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, sole proprietorship, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

ERISA.    “ERISA” shall mean the Employee Retirement Income Security Act of 1974.

Governmental Authorization.    “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.    “Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Hazardous Material.    “Hazardous Material” shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA and any other so-called “superfund” or “superlien” law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid,

B-3.

liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause “(a)”, “(b)”, “(c)” or “(d)” above.

Hired Employees.    “Hired Employees” shall have the meaning given to such term in Section 2.16(a) of this Agreement and shall be the only employees of Seller to whom Purchaser shall make offers of employment in connection with the Transactions.

Intellectual Property Assets.    “Intellectual Property Assets” shall mean all patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how, licenses, information and other proprietary rights and processes and intellectual property included in the Acquired Assets, including without limitation the following:

(a)
Any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof domestic or foreign, whether published or unpublished, statutory or common law;

(b)	Any and all trade secrets;

(c)	Any and all design rights which may be available to Purchaser in connection with the Acquired Assets;

(d)
Any and all know-how attributable to the Acquired Assets, including manufacturing know-how, materials and processes know-how, design know-how (including design databases and circuit files), technical information and data, operating and business procedures, work instructions and similar information;

(e)
All patents, patent applications and like protections both domestic and foreign, including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same;

(f)
Any trademark and servicemark rights, whether registered or not, and whether state, common law, federal or foreign, applications to register and registrations of the same and like protections, and the entire goodwill possessed by the Seller relating to the Acquired Assets as connected with and symbolized by such trademarks;

(g)
Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(h)
All licenses or other rights, to the extent a security interest may be granted therein, to use any of the items listed above, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(i)	All amendments, renewals and extensions of any Intellectual Property Asset; and

B-4.

(j)	All proceeds and products of the foregoing, including, without limitation, all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

Knowledge.    For purposes of this Agreement, an individual shall be deemed to have “Knowledge” of a particular fact, matter or circumstance if such individual (i) has or had actual knowledge of such fact, matter or circumstance or (ii) could reasonably be expected to gain such actual knowledge upon reasonable inquiry and investigation. The Seller shall be deemed to have “knowledge” of a particular fact, matter or circumstance if any of its executive officers or directors, or any of the Hired Employees, has knowledge (as defined above) of such fact, matter or circumstance. The Purchaser shall be deemed to have “knowledge” of a particular fact, matter or circumstance if any of its executive officers or directors has knowledge (as defined above) of such fact, matter or circumstance.

Legal Requirement.    “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability.    “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Material Adverse Effect.    “Material Adverse Effect” shall mean, with respect to the Seller, any event, occurrence, development, change or state of facts that could reasonably be expected to, in any material respect or manner or to a material degree, (a) adversely affect the enforceability of any of the Transactional Agreements by the Purchaser, or (b) adversely affect the properties, condition (financial or otherwise), results of operations, earnings of the Business or the Acquired Assets, (c) impair the Seller’s ability to fulfill its obligations under the terms of any of the Transactional Agreements or (d) adversely affect the aggregate rights and remedies of the Purchaser under any of the Transactional Agreements; and with respect to the Purchaser, shall mean any event, occurrence, development, change or state of facts that could reasonably be expected to, in a material respect or manner or to a material degree, (a) adversely affect the enforceability of any of the Transactional Agreements by the Seller, (b) impair the Purchaser’s ability to fulfill its obligations under the terms of any of the Transactional Agreements or (c) adversely affect the aggregate rights and remedies of the Seller under any of the Transactional Agreements. For the purposes of this Agreement, materiality shall, unless specifically stated to the contrary, be determined without regard to the fact that various provisions of this Agreement set forth specific dollar amounts.

B-5.

Noncompetition Period.    “Noncompetition Period” shall have the meaning given to such term in Section 10.3 of this Agreement.

Order.    “Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

Ordinary Course of Business.    An action taken by or on behalf of the Seller shall not be deemed to have been taken in the “Ordinary Course of Business” unless:

(a)
such action is recurring in nature, is consistent with the past practices of the Seller (to the extent there may be an established past practice) and is taken in the ordinary course of the normal operations of the Business;

(b)	such action is taken in accordance with sound and prudent business practices; and

(c)
such action is not required to be authorized by the stockholders of the Seller, the board of directors of the Seller or any committee of the board of directors of the Seller and does not require any other separate or special authorization of any nature; and

(d)	such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal operations of comparable Entities.

Other Intellectual Property.    “Other Intellectual Property” shall have the meaning given to such term in Section 10.4(b) of this Agreement.

Person.    “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period.    “Pre-Closing Period” shall mean the period from the date of the Agreement through the Closing Date.

Proceeding.    “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

Purchase Price.    “Purchase Price” shall have the meaning given to such term in Section 1.2 of this Agreement.

Purchaser.    The “Purchaser” shall have the meaning given to such term in the first paragraph of this Agreement.

B-6.

Purchaser Field of Use.    “Purchaser Field of Use” shall mean all commercial applications of transmitters, receivers, transceivers, transceiver subsystems, transceiver components and building-blocks, RF subsystems, RF sub-assemblies, sub-systems, software, firmware and out-door-units, for voice, video, audio and/or data transmission for radios, point-to-point wireless transport systems, wireless access communications, point-to-multipoint wireless systems, automotive radar, motion and position sensors, imaging systems, location systems, energy transmission systems, control systems, and cellular and PCS base station applications.

Purchaser Indemnitees.    “Purchaser Indemnitees” shall mean the following Persons: (a) the Purchaser; (b) the Purchaser’s current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

Related Party.    Each of the following shall be deemed to be a “Related Party”: (a) each individual who is, or who has at any time been, an officer of the Seller; (b) any Entity (other than the Seller) in which any one of the individuals referred to in clause “(a)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

Representatives.    “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Seller.    The “Seller” shall have the meaning given to such term in the first paragraph of this Agreement.

Seller Field of Use.    “Seller Field of Use” shall mean all fields of use other than the Purchaser Field of Use.

Seller Indemnitees.    “Seller Indemnitees” shall mean the following Persons: (a) the Seller; (b) the Seller’s current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

Specified Representations.    “Specified Representations” shall have the meaning given to such term in Section 9.1(c).

Tax.    “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

B-7.

Tax Return.    “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Transactional Agreements.    “Transactional Agreements” shall mean: (a) this Agreement; (b) the Bill of Sale and Assumption Agreement referred to in Section 1.5(b); (c) the Manufacturing Services Agreement referred to in Section 6.6 of the Agreement; (d) the Transition Services Agreement referred to in Section 6.5 of the Agreement; and (e) the Sublease Agreement referred into in Section 6.7 of the Agreement.

Transactions.    “Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Acquired Assets in accordance with this Agreement; (ii) the performance by the Seller and the Purchaser of their respective obligations under the Transactional Agreements; and (iii) the exercise by the Seller and the Purchaser of their respective rights under the Transactional Agreements.

WARN Act.    “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. (1998), as amended.

Warranty Reserve.    “Warranty Reserve” shall have the meaning given to such term in Section 2.18(c).

B-8.

EXHIBIT B

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is entered into as of September 24, 2002, by and among SIGNAL TECHNOLOGY CORPORATION, a Delaware corporation (the “Seller” and the “Assignor”), and ENDWAVE CORPORATION, a Delaware corporation (the “Purchaser” and the “Assignee”). Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Seller owns all of the assets used in that certain business unit owned by the Seller known as the Signal Fixed Wireless Group (the “Business”);

WHEREAS, immediately prior to the execution of this Agreement, the Seller has entered into an Asset Purchase Agreement, dated as of September 24, 2002 (the “Purchase Agreement”) by and between the Seller and the Purchaser for the sale of the Acquired Assets to the Purchaser; and

WHEREAS, in accordance with the terms of the Purchase Agreement, the Seller and the Purchaser are entering into this Agreement in order to accomplish the delivery, transfer, conveyance and assignment by the Seller to the Purchaser of all of the Seller’s right, title and interest in and to the Acquired Assets, including the Acquired Contracts, and the Purchaser wishes to accept such delivery, transfer, conveyance and assignment, on the terms and subject to the conditions set forth in the Purchase Agreement;

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Bill of Sale.    The Seller hereby sells, transfers, conveys and assigns to the Purchaser all right, title and interest of the Seller in and to the Acquired Assets, free and clear of any and all Encumbrances. Such sale and delivery of the Acquired Assets shall be in accordance with, and is subject to, all of the representations, warranties and covenants as set forth in the Purchase Agreement. The Seller shall, at the Purchaser’s request, execute and deliver such further instruments of sale, assignment and transfer and take such further actions as the Purchaser may reasonably request in order to vest good and marketable title in and to the Acquired Assets in the Purchaser, put the Purchaser in possession of all of the Acquired Assets and assure to the Purchaser all rights therein and all benefits thereof.

D-1.

2.    Assignment and Assumption of Acquired Contracts.

(a)
The Seller hereby grants, conveys, transfers and assigns to the Purchaser and each of the Purchaser’s successors and assigns forever, all of the Seller’s right, title and interest in and to the Acquired Contracts, and the Purchaser hereby accepts such transfer, assignment and conveyance, subject to the terms and conditions for such assignment and assumption set forth in the Purchase Agreement and Section 3 of this Agreement.

(b)	The Purchaser hereby assumes, subject to the terms and conditions of the Purchase Agreement, as of the Closing Date, all liabilities and obligations constituting Assumed Liabilities.

3.    Further Assurances.    The Seller hereby agrees to take any and all further action, including, without limitation, the execution, acknowledgement and delivery of any and all further deeds, assignments, conveyances, other assurances, documents and other instruments of transfer and take such other actions consistent with the foregoing that Purchaser may reasonably request in order to effect the intent and purposes of this Agreement and the transactions contemplated hereby.

4.    Successors and Assigns.

(a)
This Agreement shall be binding upon: the Seller and each of its successors and assigns (if any) and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Seller; the Purchaser; and the respective assigns and successors (if any) of each of the Seller and the Purchaser.

(b)
Neither party may assign this Agreement, or assign any of its rights or delegate any of its obligations under this Agreement, without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, each party may freely assign this Agreement and any or all of its rights and obligations under this Agreement without obtaining the consent or approval of the other party, (a) to any affiliate or subsidiary of the assigning party (“Assigning Party”) or (b) in connection with (i) a merger, consolidation or similar transaction involving the Assigning Party, (ii) a sale or other disposition of all or substantially all of the assets of the Assigning Party or of all or substantially all of the assets of a business unit or division of the Assigning Party to which this Agreement relates or (iii) any other form of combination or reorganization involving the Assigning Party. Any attempted or purported assignment in violation of this Section shall be null and void.

B-2.

5.    Waiver.

(a)
No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)
No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under the Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.    Amendments.This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the Purchaser and the Seller.

7.    Construction.

(a)
For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)
The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)
As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

8.    Governing Law; Miscellaneous.

(a)	This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles.

(b)	This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

B-3.

IN WITNESS WHEREOF, the parties hereto have executed this BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT as of the date first written above.

SELLER:

SIGNAL TECHNOLOGY CORPORATION,
a Delaware corporation

By:

Title:

ENDWAVE CORPORATION,
a Delaware corporation

By:

Title:

B-4.

EXHIBIT C

HIRED EMPLOYEES

Habeisen, Mark
Mahoney, Stephen
Dalton, Suzanne
Provost, Lee
Sweeney, Anthony
Gaudette, Tom
Patel, Sital
Deveau, Brad
Reasoner, David
Aronsson, Magnus
Polaski, Steve
Carrao, John
Deschennes, Tom

D-1.

EXHIBIT D

SERVICES AND SUPPLY AGREEMENT

THIS SERVICES AND SUPPLY AGREEMENT (this “Agreement”), is made and entered into this 24th day of September, 2002 (the “Effective Date”), between SIGNAL TECHNOLOGY CORPORATION (“Signal”), a Delaware corporation with its principal offices at 222 Rosewood Drive, Northwoods Business Park, Danvers, Massachusetts 01923 and ENDWAVE CORPORATION (“Endwave”), a Delaware corporation with its principal offices at 990 Almanor Avenue, Sunnyvale, California 94085.

WHEREAS, Endwave and Signal are parties to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of September 24, 2002, pursuant to which Signal agreed to sell to Endwave and Endwave agreed to purchase from Signal the Acquired Assets (as defined in the Asset Purchase Agreement); and

WHEREAS, in connection with Endwave’s purchase of the Acquired Assets, Signal is willing to perform certain manufacturing services, provide Transitional Services (as defined below) and Consulting Services (as defined below) and provide certain Endwave Products (as defined below) to Endwave;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and warranties contained in this Agreement and the Asset Purchase Agreement, the parties hereto agree as follows:

1.    ENDWAVE PRODUCTS.

a.
In connection with Endwave’s purchase of the Acquired Assets and in an effort to assist Endwave in satisfying its product shipment requirements, Signal shall, for a period of time beginning on the Effective Date and terminating ninety (90) days after the Effective Date (the “Endwave Product Order Period”), manufacture and deliver the products set forth in Schedule A (“Endwave Products”).

b.
Signal understands and agrees that it may manufacture Endwave Products only pursuant to Orders (as defined below) submitted by Endwave. Signal may not, and hereby agrees that it will not, without the prior written consent of Endwave: (i) manufacture Endwave Products on behalf of itself or any party other than Endwave; (ii) distribute Endwave Products to any third party; or (iii) use any Endwave Product for its own purposes or on behalf of any third party.

c.
Signal shall manufacture the Endwave Products in a competent and professional manner, consistent with its past manufacturing standards, and using qualified personnel who have sufficient knowledge, skill and experience to enable them to perform the duties and responsibilities assigned to them in connection with this Agreement.

d.
Signal shall manufacture the Endwave Products at Signal’s Beverly, Massachusetts facility, using Endwave-owned equipment and materials (including Acquired Assets) as may be required to manufacture such products (the “Endwave Equipment”). For so long as Signal manufactures the Endwave Products under this Agreement, Endwave shall leave the Endwave Equipment in place at Signal’s Beverly, Massachusetts facility.

e.	All deliveries of Endwave Products shall be F.O.B. Signal’s Beverly, Massachusetts facility.

2.    ORDER OF PRODUCTS; SHIPMENT AND DELIVERY.

a.
During the Endwave Product Order Period, Endwave shall prepare and deliver to Signal purchase orders for the Endwave Products at Endwave’s discretion (each an “Order”). Use of such Orders shall be solely to designate the Endwave Products desired by Endwave for invoicing purposes only. The pre-printed or other terms and conditions appearing on the face and reverse side of any such Order or incorporated therein shall have no force or effect. Only the terms of this Agreement shall apply to the Orders. Signal shall notify Endwave within seven (7) days of receipt of an Order whether Signal will accept such Order and will provide an explanation for any rejection. Signal will make best efforts to accept Endwave Orders. If Signal rejects an Order within the foregoing notice period, the parties shall work together in good faith to develop a mutually agreeable Order for supply of the Endwave Products for the applicable month.

b.
Upon written notice to Signal, Endwave will be entitled to cancel or reschedule all or part of a delivery of the Endwave Products for thirty (30) days, by giving written notice to Signal prior to the scheduled delivery date set forth in the applicable Order. However, in no event shall deliveries for Endwave Products be scheduled beyond 30 days after the end of the Endwave Product Order Period without the prior consent of Signal .

c.
In connection with the manufacture and testing of Endwave Products, Endwave shall provide continuous on-site supervision and management personnel (“Supervisory Personnel”) at no cost to Signal. It shall be the responsibility of the Supervisory Personnel to provide appropriate direction to the Signal workforce identified in Schedule B (the “Manufacturing Support Employees”)

d.
Endwave will specify carrier and mode of transportation on each Order. If Signal fails to ship via the designated carrier, Signal shall be liable for any and all additional shipping expenses that Endwave incurs.

e.
Signal shall promptly notify Endwave in writing of Signal’s anticipated inability to meet, in whole or in part, any agreed to delivery schedule, stating the reasons for the delay, and the parties will negotiate in good faith any issues arising therefrom.

3.    LABOR.    Signal shall provide the necessary labor required to supply to Endwave the Endwave Products set forth in each Order. Signal shall utilize the employees listed on Schedule B to supply Endwave Products. In the event that the listed employees are not available to produce the Endwave products, Signal will notify Endwave and provide alternate candidates for Endwave’s approval prior to manufacturing Endwave Products. Additionally, during the Endwave Product Order Period, Signal shall provide the necessary labor required to procure and manage materials necessary for the manufacture of Endwave Products (the “Materials Procurement Services”). Signal shall utilize the employees listed on Schedule C to supply the Materials Procurement Services (the “Materials Procurement Employees”).

4.    ADDITIONAL ITEMS.    In the event that Signal reasonably requires materials or equipment in addition to the Endwave Equipment and the common inventory stock maintained on the production floor in order to manufacture the Endwave Products, Signal shall notify Endwave of the additional materials or equipment it requires and Endwave shall cause all such materials or equipment to be timely delivered to Signal. In the event that Endwave fails to timely deliver such additional materials or equipment to Signal, Signal shall be relieved of its obligation to perform the affected portion of this Agreement and any failure on the part of Endwave to timely make any such delivery of materials shall not extend the term of this Agreement or make Signal liable for any late performance. However, if Signal has the required materials available in its own stocks, Signal shall, upon the written approval of Endwave, provide such materials and shall be reimbursed by Endwave at Signal’s cost for such materials.

5.    SERVICE FEE FOR ENDWAVE PRODUCTS AND TRANSITION EMPLOYEES.    In exchange for Signal’s supply of the Endwave Products and Materials Procurement Services to Endwave under this Agreement, Endwave shall pay Signal a fee (the “Service Fee”). The Service Fee shall be paid to cover materials and the time of the workforce described in Schedules B and C required to manufacture Endwave Products and provide the Materials Procurement Services. Direct reimbursement for material and/or inventory used in excess of the product parts list or common inventory stock maintained on the production floor in manufacturing of products is subject to Endwave’s approval. The Service fee shall be calculated in the following manner:

a.
The total hourly rate for each of the Manufacturing Support Employees and the Materials Procurement Employees is as noted on Schedules B and C and shall be multiplied by the actual number of hours spent by each Manufacturing Support Employee and Materials Procurement Employee in producing Endwave Products or providing Materials Procurement Services pursuant to this Agreement.

b.
The Service Fee shall not include any overtime if overtime is required to manufacture the Endwave Products or to provide the Materials Procurement Services. The fee for any such overtime shall be mutually agreed upon by the parties on a case by case basis.

c.
The Service Fee shall not include any expenses associated with employment-related expenses (such as benefits, taxes, severance costs) for the employees manufacturing the Endwave Products or the Materials Procurement Employees, except to the extent such expenses are included in the total hourly rates as noted on Schedules B and C. All such expenses not included in the total hourly rates as

note	on Schedules B and C are to be borne solely by Signal at no expense to Endwave.

6.    TRANSITION SERVICES.    Signal will provide the following services (together the “Transition Services”) to Endwave at the following costs: (i) facilities related services (including office space, janitorial, and utilities) at the rate of $9,920 per month, pro-rated for any partial month provided; (ii) desktop computer and email access at the Beverly, Massachusetts and Dallas, Texas facilities at a cost of $1,000 per month, pro-rated for any partial month provided; (iii) finance support services to be provided by Phil Mancusso (or other Signal employee reasonably acceptable to Signal and Endwave) at Signal’s direct hourly rate plus its Defense Contract Audit Services overhead rates; (iv) telephone usage at the Beverly, Massachusetts facility by Endwave employees at cost (such cost to be supported by phone billings); and (v) shipping support services (for product shipments only and not occasioned by shut down or relocation), human resources support services, and such other services as may be agreed to from time to time by Endwave and Signal, at zero cost. The Transition Services shall be provided by Signal for a minimum of ninety (90) days beyond the effective date. Signal will also provide to Endwave access to Signal’s Oracle database/MRP system for a minimum of one hundred eighty (180) days beyond the Effective Date.

7.    CONSULTING SERVICES.    From time to time up to six (6) months following the Effective Date, and subject to the reasonable advance request of Endwave, Signal shall provide consulting services (“Consulting Services”) on a commercially reasonable basis and at a commercially reasonable cost to be reimbursed by Endwave with respect to issues such as regulatory affairs, accounting and financial affairs, personnel issues and integration of intellectual property solely related to matters pertaining to the Acquired Assets.

Signal warrants that it will perform the Consulting Services in a competent and professional manner, consistent with commercially reasonable standards, and using qualified personnel who have sufficient knowledge, skill and experience to enable them to perform the duties and responsibilities assigned to them in connection with this Agreement.

8.    SCHEDULES.    Each of the Schedules attached hereto shall constitute a part of this Agreement and may be amended from time to time by the mutual written consent of each of Endwave and Signal.

9.    RESPONSIBILITY.    Notwithstanding any provision to the contrary herein, all Signal personnel providing Transition Services or Consulting Services, will be deemed employees of Signal for all purposes, and Signal shall pay and be responsible for all federal, state and local income taxes and other payroll taxes, as well as contributions for unemployment insurance, workers’ compensation insurance, pensions, or annuities that are now or may hereafter be required to be deducted from the wages of such employees, and will file all required returns related to such taxes, contributions and payroll deductions.

10.    INTELLECTUAL PROPERTY LICENSE AND RIGHTS.

a.
License to Endwave Technology.    Endwave hereby grants Signal a royalty-free, non-exclusive, nontransferable limited license to use and practice, solely during the Endwave Product Order Period, the Endwave Technology, and all IP Rights

(as defined below) covering such Endwave Technology, solely to the extent necessary for Signal to perform its manufacturing obligations under this Agreement with respect to the Endwave Products. All rights not granted hereunder are reserved by Endwave. For purposes of this Agreement, “Endwave Technology” means Endwave’s (or its licensors’) proprietary hardware, software, inventions, data, trade secrets, works of authorship, know-how, methods and methodologies, inventions, ideas, processes and practices, improvements, discoveries and developments, and all IP Rights (defined below) related to any of the foregoing that Endwave may provide to Signal in connection with this Agreement. Without limiting the generality of the foregoing, Endwave Technology includes any of the foregoing that Endwave has purchased from Signal pursuant to the Asset Purchase Agreement.

b.
Ownership of IP Rights.    Except as otherwise set forth herein, neither this Agreement, nor the provision of Products hereunder, shall give either Endwave or Signal any ownership interest in or rights to the IP Rights of the other party. All IP Rights that are owned or controlled by a party at the commencement of this Agreement, together with any improvements to such party’s intellectual property covered by such IP Rights that may be developed during the term of this Agreement, shall remain under the ownership or control of such party throughout the term of this Agreement and thereafter. For purposes of this Agreement, “IP Rights” means any and all intellectual property rights such as: (i) rights in patents and patent applications; (ii) copyrights, moral rights, and any other rights in works of authorship; (iii) rights in trademarks and service marks; (iv) rights in trade secrets, mask works, industrial design rights, rights of priority, know how, design flows, methodologies and any and all other legal rights protecting intangible property in any jurisdictions.

11.    PAYMENT.    Signal shall invoice Endwave for the Service Fee and any other amounts due hereunder on a monthly basis. Endwave shall pay all invoices within thirty (30) days after receipt thereof.

12.    COMPLIANCE WITH LAWS.    Each party shall at all times comply with all applicable laws and regulations in connection with its performance hereunder. Each party shall defend, indemnify and hold harmless the other party from any failure of the indemnifying party to comply with this Section 12.

13.    TERMINATION.

a.
Signal shall have the right to terminate this Agreement at any time in the event of a breach of the terms hereof by Endwave, if Endwave shall fail to cure such material breach within thirty (30) days of notice of such breach.

b.
Endwave shall have the right to terminate this Agreement at any time in the event of a breach of the terms hereof by Signal, if Signal fails to cure such breach within thirty (30) days of notice of such breach.

c.
Either party shall have the right to terminate this Agreement immediately upon notice to the other party in the event such other party files or has filed against it (and does not have dismissed within sixty (60) days) a petition for bankruptcy, makes an assignment for the benefit of its creditors, or undertakes any similar action.

14.    EFFECT OF TERMINATION.    Upon termination of this Agreement:

a.
Unless Signal has terminated this Agreement pursuant to Sections 13(a) or 13(c), Signal will fulfill any Orders accepted by Signal prior to the date of expiration or termination provided that they were scheduled for delivery during the Endwave Product Order Period, and Endwave will pay all amounts due and payable pursuant to such Orders. Notwithstanding the foregoing, Signal will fulfill Orders for which it has already received payment, despite the fact Signal has terminated this Agreement pursuant to Section 13(c).

b.	The parties will cooperate to arrange for the transport of the Endwave Equipment to Endwave’s facilities at Endwave’s sole expense.

c.
Each party will return to the other party all property of the other party including, without limitation, all Confidential Information (as defined below) of the other party (and any and all copies thereof), and/or, at the instruction of the other party destroy within thirty (30) days all or a portion of such property and confirm in writing to the other party that such action has been taken.

d.	All licenses granted by Endwave under this Agreement shall be terminated, except to the extent necessary for Signal to fulfill its obligations under Section 14(a).

e.
Sections 10(b), 14, 15, 16, 17 and 18 will survive the expiration or earlier termination of this Agreement for any reason. Sections 5, 6, 7 and 11 will survive expiration or termination of this Agreement solely to the extent any charges are due and owing as of the date of expiration or earlier termination.

15.    CONFIDENTIALITY.

a.    Definition.    For purposes of this Agreement, “Confidential Information” means all drawings, documents, ideas, know-how and other information supplied by one party to the other (whether disclosed orally, or in documentary form, by demonstration or otherwise) in connection with this Agreement.

b.    Non-disclosure.    All Confidential Information furnished shall: (i) remain the property of the disclosing party, (ii) be treated by the recipient in strict confidence, (iii) not be used except for the objectives of this Agreement, (iv) be disclosed by the recipient only to persons within the recipient’s company (including companies directly or indirectly more than fifty percent (50%) owned or controlled by the recipient) or to the recipient’s contractors, consultants, accountants or attorneys who have a need to know such Confidential Information for the objectives of this Agreement (provided such persons, contractors, consultants, accountants or attorneys are advised of the confidential nature of the Confidential Information and are obligated to maintain the confidentiality of such Confidential Information on terms substantially similar to those set forth in this Section 15), except for Confidential Information that was: (i) in the public domain at the time it was disclosed; or (ii) known to the recipient without restriction at the time of receipt; or (iii) published or becomes available to others without restriction through no act or failure to act on the part of the recipient; or (iv) known to the recipient from a source other than the disclosing party without breach of this Agreement by the recipient; or (v) subsequently designated by the disclosing party in writing as no longer confidential; or (vi) independently developed by the recipient without reference to the Confidential Information; or (vii) disclosed after five (5) years from the date of delivery by the disclosing party to the recipient.

c.    Disclosure.    If any portion of Confidential Information falls within any one of the exceptions set forth in Section 15(b), the remainder shall continue to be subject to the foregoing prohibitions and restrictions. The recipient of Confidential Information shall inform its employees of the confidential nature of the Confidential Information and shall prohibit such employees from making copies of any of the disclosing party’s Confidential Information except where such copies are necessary for the purposes of the objectives of this Agreement, unless agreed upon by the disclosing party. The recipient of Confidential Information shall exercise the same degree of care in protecting such Confidential Information as it takes to preserve and safeguard its own confidential information, and in no event less than a degree of care a reasonable recipient would use to protect its own confidential information.

d.    Marking.    Confidential Information made available in written form by one party to the other party shall be marked either as “ENDWAVE CONFIDENTIAL INFORMATION” or “SIGNAL CONFIDENTIAL INFORMATION,” as applicable, or an equivalent conspicuous legend. No sheet or page of any written material shall be so labeled that is not, in good faith, believed by the disclosing party to contain Confidential Information. A recipient of Confidential Information hereunder shall have no obligation with respect to any portion of any written material that is not so labeled or any information received orally unless it is identified as confidential at the time of disclosure and a written summary of such oral communication, specifically identifying the items of Confidential Information, is furnished to the recipient within thirty (30) days of such disclosure. Notwithstanding the foregoing, any Confidential Information disclosed hereunder that is not so marked or identified but that the recipient would have reason to believe, exercising reasonable business judgment, is the confidential or proprietary information of the disclosing party, shall be subject to the use and disclosure restrictions set forth in this Section 15.

16.    WARRANTY.    FOR A PERIOD OF NINETY (90) DAYS AFTER DELIVERY TO THE F.O.B. POINT, SIGNAL WARRANTS THAT THE PRODUCT(S) SHALL BE FREE OF DEFECTS IN WORKMANSHIP. ENDWAVE’S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF THIS WARRANTY DURING THE TERM OF THIS AGREEMENT SHALL BE LIMITED TO, AT SIGNAL’S SOLE OPTION, THE REPAIR OR REPLACEMENT OF THE AFFECTED PRODUCT AT SIGNAL’S EXPENSE. ENDWAVE’S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF WARRANTY AFTER THE EXPIRATION OF THIS AGREEMENT, SHALL BE A PRO RATA REBATE EQUIVALENT TO THE AMOUNT PAID FOR PRODUCTS RELATED TO DEFECTIVE WORKMANSHIP. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, SIGNAL HEREBY

DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, WITH REGARD TO THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, TITLE AND NON-INFRINGEMENT. SIGNAL DOES NOT WARRANT THAT THE PRODUCTS WILL FUNCTION WITHOUT INTERRUPTION, THAT THEY WILL BE ERROR FREE, OR THAT ANY ERRORS WILL BE CORRECTED. THE FOREGOING WARRANTY SHALL NOT APPLY IN THE EVENT SUCH DEFECTS IN WORKMANSHIP ARE DIRECTLY ATTRIBUTED TO DIRECTION GIVEN BY THE ENDWAVE SUPERVISORY PERSONNEL REFERRED TO IN SECTION 2(B).

17.    LIMITATION OF LIABILITY.    EXCEPT WITH RESPECT TO BREACH OF EITHER PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER SECTION 15, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER FOR INCIDENTAL, INDIRECT, PUNITIVE, CONSEQUENTIAL OR SPECIAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ANY EVENT, SIGNAL’S AGGREGATE LIABILITY FOR ANY LOSS OR DAMAGES DIRECTLY OR INDIRECTLY SUFFERED BY ENDWAVE UNDER THIS AGREEMENT SHALL NOT EXCEED THE AGGREGATE SERVICE FEE FOR ENDWAVE PRODUCTS OR SERVICES PAID BY ENDWAVE TO SIGNAL UNDER THIS AGREEMENT.

18.    MISCELLANEOUS PROVISIONS.

a.
The parties have entered into this Agreement solely as independent contractors, and nothing contained herein shall be construed as giving rise to a joint venture, partnership or other form of legal entity.

b.
All notices given hereunder shall be in writing and sent by certified mail, return receipt requested, addressed to the parties at their addresses set forth above to the attention of their respective chief financial officers, provided that a party may change its address for notices by notice thereof.

c.
Neither party may assign this Agreement, or assign any of its rights or delegate any of its obligations under this Agreement, without the prior written consent of the other party; provided, however, each party may freely assign this Agreement and any or all of its rights and obligations under this Agreement, including any licenses granted hereunder, without obtaining the consent or approval of the other party, (a) to any affiliate or subsidiary of the assigning party (“Assigning Party”) or (b) in connection with (i) a merger, consolidation or similar transaction involving the Assigning Party, (ii) a sale or other disposition of all or substantially all of the assets of the Assigning Party or of all or substantially all of the assets of a business unit or division of the Assigning Party to which this Agreement relates or (iii) any other form of combination or reorganization involving the Assigning Party. Any attempted or purported assignment in violation of this Section shall be null and void.

d.	This Agreement shall be governed by and construed in accordance with the laws of the State of California.

e.
In the event any provision of this Agreement shall be held to be void or unenforceable in whole or part, the remainder of this Agreement shall remain in full force and effect and such void or unenforceable provision shall be enforced to the maximum extent legally permissible.

f.
No liability shall result from delay in performance or non-performance caused by circumstances beyond the reasonable control of the party affected, including, without limitation, acts of God, acts of a public enemy, acts of governments of any state or political subdivision or any department or regulatory agency thereof or entity created thereby, quotas, embargoes, acts of any person engaged in subversive activity or sabotage, fires, floods, explosions, or other catastrophes, epidemics, or quarantine restrictions, strikes or other labor stoppages, slowdowns or disputes, voluntary or involuntary compliance with any law, or regulation of any governmental agency or authority, lack of transportation facilities, or any other cause beyond the control of the affected party, for that period commencing at the time notice of such circumstances is given by the affected party and terminating at such time as the impairment caused by such circumstances ends or would have ended had the affected party taken reasonable steps to remedy such circumstances.

g.
This Agreement constitutes the entire agreement between the parties concerning its subject matter and supersedes any prior or contemporaneous agreements and understandings in connection therewith. This Agreement may be amended, waived or revoked only by a written instrument executed by both parties.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals as of the date first written above.

SIGNAL TECHNOLOGY CORPORATION	ENDWAVE CORPORATION

By:	By:

Title:	Title:

SIGNATURE PAGE TO SERVICES AND SUPPLY AGREEMENT

Schedule A

Endwave Products

Part Number	Product Description

O/N-SDU-2172	4-Way Switch Combiner Rack Assembly

O/N-SDU-2196	Switch Combiner

MCPS-2000	Rack Assembly (which includes SDU-2196)

O-HJ-3-2161	Passive 3-Way Divider/Combiner

DRO 3008	DRO motion sensor

Schedule B

Manufacturing Support Employees

Emp. #	Last Name	First Name	Generic Title	Per Hour

97890	Wood	Dave	Test Technician	$50.00

2005	Tolentino	Cindy	Assembler	$50.00

2001	Dasilva	Natal	Assembler	$50.00

81878	Russell	Scott	Technician	$50.00

	Greelish	Eric		$50.00

SCHEDULE C

MATERIALS PROCUREMENT EMPLOYEES

Emp. #	Last Name	First Name	Generic Title	Per Hour

2060	Goggin	Ann	Buyer	$50.00

EXHIBIT E

FORM OF OPINION LETTER FROM COUNSEL TO THE SELLER

1.    The Seller is a corporation duly incorporated, validly existing and in corporate good standing under the laws of the State of Delaware.

2.    The Seller has the requisite corporate power to own the Acquired Assets and to conduct the Business as it is currently being conducted, as described in the Seller’s Annual Report on Form 10-K for the year ended December 31, 2001 and its Quarterly Reports on Forms 10-Q for the quarters ended March 30, 2002 and June 30, 2002, and is qualified to do business as a foreign corporation in The Commonwealth of Massachusetts.

3.    The Transactional Agreements have been duly and validly authorized, executed and delivered by the Seller and constitute valid and binding agreements of the Seller enforceable against the Seller in accordance with their respective terms.

4.    The execution and delivery of the Transactional Agreements by the Seller and the sale and transfer of the Acquired Assets and the Seller’s assignment of the Assumed Liabilities to the Purchaser do not (a) violate any provision of the Seller’s Certificate of Incorporation or Bylaws, each as amended and in effect as of the date hereof, or (b) constitute a material default under the provisions of any agreement known to us and listed as an exhibit to the Seller’s Annual Report on Form 10-K for the year ended December 31, 2001 and its Quarterly Reports on Form 10-Q for the quarters ended March 30, 2002 and June 30, 2002, and to which the Seller is a party or by which it is bound (including without limitation the Acquired Contracts), in each case except for any violations that individually or in the aggregate will not have a material adverse effect on the Acquired Assets, financial condition, or operations of the Business, and (c) violate or contravene (i) any provision of the DGLC, Massachusetts law or any federal statute, rule or regulation applicable to the Seller or (ii) any order, writ, judgment, injunction, decree, determination or award that has been entered against the Seller and of which we are aware, the violation or contravention of which would materially and adversely affect the Acquired Assets, financial condition, or operations of the Business.

5.    To the best of our knowledge, there is no action, proceeding or investigation pending or threatened in writing against the Seller that questions the validity of the Transactional Agreements or may adversely affect the Seller’s ability to consummate the transactions thereby contemplated.

6.    The Bill of Sale has been duly authorized by Seller by all necessary corporate action, and has been executed by an authorized officer of the Seller.

EXHIBIT F

EXCLUDED ASSETS

Accounts Receivable

Spike Inventory
With respect to Spike Inventory:
In Arizona:

•	1,109 completed 3.5 GHz dCPE units
•	6,200 3.5 GHz antenna
•	A box with a number of duplexers
•	A box with miscellaneous part
•	A test fixture for the iCPE (including diplexer) and several populated boards

In Dallas:

•	Two antennas with radomes and housing
•	A test fixture for the iCPE (including diplexer) and a populated board

Perpetual Program Licenses for Oracle (including, but not limited to, Oracle Database, Oracle E-Business Suite and Services)

Spike Bankruptcy Claim – See Claim Form attached.

Net operating loss (NOL) tax benefits accruing to the Seller and arising out of the Business